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                                                            OMB APPROVAL
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                         UNITED STATES                OMB NUMBER:      3235-0145
               SECURITIES AND EXCHANGE COMMISSION     Expires: December 31, 1997
                     Washington, D.C. 20549           Estimated average burden
                                                      hours per response...14.90
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                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                        (Amendment No. --------------)*

                             Universal Electronics
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                                (Name of Issuer)

                                     COMMON
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                         (Title of Class of Securities)

                                   913483103
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                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement ---. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                      13G


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CUSIP NO. 256159104                                            Page 2 of 5 Pages
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1   NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         SENECA CAPITAL MANAGEMENT LLC
         94-3239114
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) / /
                                                                         (b) / /

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3   SEC USE ONLY

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4   CITIZENSHIP OR PLACE OF ORGANIZATION

         CALIFORNIA
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                   5   SOLE VOTING POWER
                             453,970
   NUMBER OF       -------------------------------------------------------------
    SHARES         6   SHARED VOTING POWER
 BENEFICIALLY                N/A
   OWNED BY        -------------------------------------------------------------
EACH REPORTING     7   SOLE DISPOSITIVE POWER
    PERSON                   453,970
     WITH          -------------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER
                             N/A
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9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         453,970
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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             / /
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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         6.2%
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12  TYPE OF REPORTING PERSON*

         IA
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                      *SEE INSTRUCTION BEFORE FILLING OUT!
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Item 1.
     (a) Name of Issuer UNIVERSAL ELECTRONICS INC.
     (b) Address of Issuer's Principal Executive Offices 6101 GATEWAY DRIVE, CYPRESS, CA 90630

Item 2.
     (a) Name of Person Filing SENECA CAPITAL MANAGEMENT LLC
     (b) Address of Principal Business Office or, if none, Residence 909 MONTGOMERY ST., #500, SAN FRANCISCO, CA 94133
     (c) Citizenship USA
     (d) Title of Class of Securities COMMON
     (e) CUSIP Number 913483103

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:
     (a) / /  Broker or Dealer registered under Section 15 of the Act
     (b) / /  Bank as defined in section 3(a)(6) of the act
     (c) / /  Insurance Company as defined in section 3(a)(19) of the Act
     (d) / / Investment Company registered under section 8 of the Investment Company Act
     (e) /x/ Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
     (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)
     (g) / / Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
     (h) / /  Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

Item 4. Ownership
     If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

     (a) Amount Beneficially Owned 453,970
     (b) Percent of Class 6.2%
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(c)  Number of shares as to which such person has:
     (i)     sole power to vote or to direct the vote                    453,970
     (ii)    shared power to vote or to direct the vote                  N/A
     (iii)   sole power to dispose or to direct the disposition of       453,970
     (iv)    shared power to dispose or to direct the disposition of     N/A

Instruction: For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

     Not applicable.

ITEM 10.  CERTIFICATION

     The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   2-14-99
                                   ---------------------------------------------
                                                       Date

                                   /s/ Sandra J. Monticelli
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                                                     Signature

                                   SANDRA J. MONTICELLI                    COO
                                   ---------------------------------------------
                                                     Name/Title